Exhibit 14.1

HOME BANCSHARES, INC.

CORPORATE CODE OF ETHICS FOR DIRECTORS,

OFFICERS AND EMPLOYEES

I.Purpose and Role

This Corporate Code of Ethics (the “Code”) of Home BancShares, Inc. (the “Company”) is intended to focus the Board and management on areas of ethical risk, provide guidance to help them and Company employees recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and ensure accountability for adherence to the Code, to help enhance and formalize our culture of integrity, honesty and accountability, deter wrongdoing, and to promote (i) honest and ethical conduct, (ii) compliance with applicable laws rules and regulations, (iii) full, fair, accurate, timely and understandable disclosure in public filings and communications made by the Company, (iv) the protection of the Company’s assets, including corporate opportunities and confidential information and (v) fair dealing practices. This Code is also designed to establish the policies and appropriate standards concerning business conduct, responsibilities and conflicts of interest.

This Code applies to members of the Company’s Board of Directors (the “Directors”), the Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, and all other Section 16 reporting officers (the “Officers”) and all other Company employees (the “Employees”). All Directors, Officers and Employees should familiarize themselves with the provisions of this Code.

The Company’s business partners, such as vendors, outside counsel and consultants, serve as an extension of the Company, and they are also expected to adhere to the spirit and any applicable provisions of the Code, in addition to any contract to which they are a party, when working on behalf of the Company.

Keep in mind, this Code is not intended to be a comprehensive rulebook. Should you find yourself in doubt, it is important for you to ask questions of your supervisor or through one of the resources listed in the Code.

II.HONESTY AND INTEGRITY

Directors, Executive Officers and Employees of the Company will act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

We are all responsible for maintaining the highest possible ethical standards in how we conduct our business and serve customers. After all, the Company’s culture is centered on relationships, and those relationships are built on trust.

III.Waivers

Any waiver of Parts IV.A. and B. of this Code for Directors and Officers may be made only by the Board of Directors and shall be promptly disclosed in accordance with the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market (“NASDAQ”). The Board of Directors shall carefully evaluate any requested waiver and shall ensure that all waivers of the Code will not harm the Company or its reputation. Any waiver of Parts IV. A. and B. of this Code for Employees may be made by the Chief Operating Officer after consultation with the Company’s Legal Counsel. The Chief Operating Officer shall carefully evaluate any requested waiver and shall ensure that all waivers of the Code will not harm the Company or its reputation. Waivers of the requirements of Parts IV. C. through I. of this Code shall not be granted.

IV.Policies

A.Conflicts of Interest

The Company requires disclosure of related-party transactions and conflicts of interest, and seeks to avoid such transactions as well as the appearance of conflicts, where practicable. A conflict of interest occurs when the private interests, business affairs or financial interests of a Director, Officer or Employee or his or her immediate family interfere with the interests, assets, or business of the Company as a whole.

Potential conflicts involving a Director or Officer must be fully and promptly disclosed to the Company’s Legal Counsel and the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall exclusively make a determination whether a conflict exists.  If no conflict exists the Nominating and Governance Committee may give the Officer or Director prior authorization for the activity in question.  If a conflict does exist, the Nominating and Governance Committee shall refer the matter to the full Board of Directors, as set forth in Part III above, for consideration of a waiver of this Part. Employees who become aware of an actual or potential conflict of interest or who have questions about a potential conflict should discuss the matter with their supervisor or the Human Resources Department. An Employee may also anonymously report a conflict of interest using Alert-line at either 877-874-8416 or by visiting http://homebancshares.alertline.com/gcs/welcome. If the supervisor believes an actual or potential conflict of interest may exist, he or she must report the matter to the Human Resources Department, or through Alert-line, for written authorization or approval. If the potential or actual conflict involves the supervisor, the Employee should report the matter directly to the Human Resources Department, or anonymously using Alert-line.

The Chief Human Resources Officer (the “Chief HR Officer”) will be responsible for documenting and reporting on all disclosures related to an Employee’s potential conflicts. The Chief HR Officer will maintain documents collected during the course of investigating a potential conflict of interest in one location for a period of five years. The Company is committed to an atmosphere of compliance and ensures that all reports will be reviewed and documented in accordance with the spirit of this Code. Should an Employee, Officer, or Director be concerned that a potential Employee conflict of interest disclosure or report has not been properly investigated by the Chief HR Officer, the Employee, Officer, or Director may report such failure to the COO. No Employee will be retaliated against for any report made in good faith.

Loans by the Company to, or guarantees by the Company of obligations of, Employees, Officers or Directors and their family members are expressly prohibited. However, the Company’s bank subsidiary (the “Bank”) may make loans to Employees, Officers and Directors subject to the following considerations or conditions. Loans by the Bank to, or guarantees by the Bank of obligations of, Employees or their family members are permissible if made in the ordinary course of Bank’s business, in compliance with applicable banking regulations and in accordance with good banking practices. Loans by the Bank to, or guarantees by the Bank of obligations of, any Director or Officer are permissible if made in the ordinary course of Bank’s business, in compliance with Regulation O (or any successor regulation) promulgated by the Board of Governors of the Federal Reserve System and any other applicable banking regulations, and in accordance with good banking practices.

B.Corporate Opportunities

This Code prohibits (i) taking personally, participating or investing in on a personal basis, or diverting to others any business or investment opportunities that an Officer or Director discovers through the use of corporate property, information or position or that are discovered or disclosed in the course of the Company’s business, (ii) using Company property, information or position for personal gain, and (iii) competing with the Company. Directors and Officers owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Approved by the HBI Board of Directors on January 22, 2021

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C.Confidentiality

Directors, Officers and Employees of the Company should maintain the confidentiality of information entrusted to them by the Company (or its subsidiaries), except when disclosure is authorized or legally mandated. Confidential information includes all nonpublic information that might be of use to competitors, or harmful to the Company or its subsidiaries, if disclosed.

D.Fair Dealing

Each Director, Officer or Employee of the Company should endeavor to deal fairly with the Company’s customers, vendors, competitors and employees. No one should attempt to take unfair advantage of another through fraud, illegal activity, or any other unfair-dealing practice.

1.Gifts and Entertainment

Neither you nor any member of your family may accept from a vendor or customer money or a gift that is, or could reasonably be considered to be, intended to influence your behavior toward that vendor or customer. However, Directors and Officers may accept a gift of $100 or less when it is customarily offered to others by the vendor or customer. Employees may accept a gift of $25 or less.

If you receive money or a gift from a vendor or customer, or if either arrives at your office or home, the gift should be sent to the CEO or CFO. Appropriate arrangements will be made to return or dispose of what has been received, and the vendor or customer will be reminded of the Company’s policy on gifts.

Entertainment should be viewed in the same way as gifts. An occasional meal or outing with a vendor or customer at their expense is permissible if there is a valid business purpose involved and the expense is not extravagant.

These prohibitions do not apply to gifts from customers or vendors who are immediate family members and which are not intended to influence your behavior as an Employee, Officer or Director.

2.Questionable Payments

It is the responsibility of every Employee, Officer and Director to keep accurate books and records regarding the Company assets and funds. All receipts and disbursements are to be fully and accurately described. No Employee, Officer or Director may participate in any way in unethical receipts or payment of Company funds or the maintenance of any unrecorded cash or noncash funds for the purpose of any such receipts or payments.  The Company will not take part in any improper payments to government officials, bribes or kickbacks, or influence payments.

3.Financial Strength and Integrity

The Company is in business to create value for its shareholders. The Company shareholders have chosen to invest with the Company because they are encouraged by the Company’s past financial performance and their perceptions of its prospects for the future. They want a fair return on their investment. Many Directors, Officers and Employees own shares of the Company as well and have the same concerns as the Company’s other investors.

It is very important to the Company’s investors that the information they receive is accurate and properly reflects the financial condition and results of operation of the Company. The books and records of the Company are to be kept according to generally accepted accounting principles and in a manner whereby an accurate and auditable record of all financial transactions is maintained.

Approved by the HBI Board of Directors on January 22, 2021

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The finance department, as well as the Company’s independent public accountants, help to ensure that all of the Company’s books and records are accurate. Employees are to cooperate fully with these groups and provide complete and accurate information to them.

E.Protection and Proper Use of Company Assets

Directors, Officers and Employees should protect the Company’s assets and seek to ensure the proper use of the Company’s and its subsidiaries’ property, electronic communication systems, information resources, materials, facilities, and equipment. All assets should be used and maintained with reasonable care and respect, guarding against waste and abuse. Directors, Officers and Employees should be cost-conscious and alert to opportunities to improve performance while reducing costs. All Company assets should be used for legitimate business purposes. The obligation to protect Company assets includes the Company's proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

F.Compliance with Laws, Rules and Regulations and this Code

Directors, Officers and Employees will conduct the business of the Company in accordance with all applicable federal, state and local laws, rules and regulations, and shall comply with applicable polices and procedures of the Company, including this Code. This compliance does not comprise our entire ethical responsibility, but instead defines the minimum expected level of performance. The Company and the Board are dedicated to creating an environment of compliance.

While the Company does not expect all Directors, Officers and Employees to understand the technical and often complex details of every applicable law and rule, you are expected to be knowledgeable about, and comply with, the letter and spirit of the laws, regulations and rules that affect and apply to your specific job and should seek guidance when issues or questions arise. This requires that you avoid not only actual misconduct but also the appearance of impropriety.

Appropriate training related to all topics addressed throughout this Code will be conducted on a regular basis to be determined by the Chief HR Officer. Topics covered, timing, regulatory practices, and reporting processes will be left to the Chief HR Officer’s discretion. Should you in the course of your employment identify areas in need of additional training, please provide such requested additional training to the Chief HR Officer for assessment and inclusion in the next training session if appropriate.

G. Anti-Bribery and Anti-Corruption

Directors, Officers and Employees are expected to comply with the U.S. Foreign Corrupt Practices Act, The Bank Bribery Act provisions of the Comprehensive Crime Control Act of 1984 and all other anti-bribery and anti-corruption laws whenever and wherever you conduct business on behalf of the Company. You may not give, promise or offer money or anything of value, or authorize any third party working on behalf of the Company to give, promise or offer anything of value, including but not limited to currency, offers of employment, and lavish gifts and entertainment to any customer, government employee or any other person for the purpose of improperly influencing a decision, securing an advantage, avoiding a disadvantage or obtaining or retaining business. If you engage in such prohibited behavior, you expose yourself and the Company to potential civil and/or criminal liability and significant reputational harm, and undermine the trust of our customers, shareholders and communities.

Our interactions with government entities and their employees may expose the Company and our Directors, Officers and Employees to a wide range of policy, legal and compliance concerns. Prior to communicating with a governmental entity, you must comply with any limitations or requirements that apply to your contact (e.g., limits on gifts and entertainment and/or requirements to register as a lobbyist). If you are not sure whether any such limitations or requirements apply, you should contact your supervisor, a member of management or the Company’s Legal Counsel.

Approved by the HBI Board of Directors on January 22, 2021

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Directors, Officers and Employees are expected to be particularly conscious when interacting with government employees and must not engage in behavior that could be viewed as an attempt to improperly influence a business relationship. You must be sensitive to situations or circumstances that could create and appearance of impropriety or potential conflict of interest, or raise bribery or corruption concerns.

You must not offer, give, or promise to give money or anything of value to any executive, official or employee of any government, agency, state-owned or controlled enterprise if it could be seen as being intended to influence a business relationship of the Company. Contributions to a political party or candidate for political office are allowable as long as the contribution is not part of an express arrangement whereby the contribution is made in order to be awarded with, or afforded the opportunity to compete for, contracts to manage government assets, public pension plans or other new governmental business.

Nothing in this section is intended to prohibit you from filing a complaint with government agencies such as the SEC, the Financial Industry Regulatory Authority, Inc. (“FINRA”), the Financial Crimes Enforcement Network (“FinCEN”), any federal or state bank regulatory agency, the National Labor Relations Board, the Occupational Safety and Health Administration, or similar regulatory entities, although the Company encourages you to utilize one or more of the reporting options described below, including on an anonymous basis, to report any ethical concerns to the Company.

H. Reporting of Illegal or Unethical Behavior

Any knowledge or suspicion of violations of any laws, rules or regulations, or any violations of this Code should be reported to an appropriate supervisor, manager, the Board of Directors or the Company’s Legal Counsel by following the procedures provided in Section V of this Code. We take all reports of misconduct seriously.

I.Misuse of Material Nonpublic Information Prohibited

Directors, Officers and Employees should review and adhere to the Company’s Insider Trading Policy, which can be found on the Company’s website under the captions “Investor Relations” / “Governance Documents,” as to procedures and restrictions on trading in Company securities.  No Director, Officer or Employee may purchase or sell any Company securities while in possession of material nonpublic information regarding the Company, nor may any Director, Officer or Employee purchase or sell another company's securities while in possession of material nonpublic information regarding that company. It is against Company policy and illegal for any Director, Officer or Employee to use material nonpublic information regarding the Company or any other company to obtain profit for him- or herself or to directly or indirectly "tip" others who might make an investment decision on the basis of that information.

V.Compliance Standards And Procedures

This Code is designed to provide a method for Directors, Officers and Employees to report conduct that they suspect violates this Code.

The Company is committed to investigating potential violations and dealing with each report fairly and reasonably. All reports made, and any supporting documentation related to the report, will be reviewed and appropriate action will be determined.

If actions have taken place, may be taking place, or may be about to take place that violate any law, rule or regulation or any provision of this Code, it should be brought to the attention of the Company’s Legal Counsel in addition to any other persons required by this Code.

A.Procedure to Report Violations or Suspected Violations

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Failure to report a known violation of these policies may result in disciplinary action up to, and including, dismissal. If an individual has knowledge of or suspects misconduct or a violation of the Code by a Director or Officer, the matter should be brought to the attention of the Company’s Legal Counsel (or to the CFO or COO who shall report it to the Company’s Legal Counsel). If you as an Employee see or suspect illegal or unethical behavior involving the Company, including possible violations of this Code, or violations of laws, rules or regulations–whether it relates to you, your supervisor, a coworker, a customer or a third-party service provider—or if you have a question or need help making an ethics or compliance decision, you have several options.

We welcome Employees to discuss the matter with any manager in your branch, department or organization’s reporting line with whom you feel comfortable talking about the matter. If the concern is about a member of your work group, reporting line or management team, you may reach out to the Chief HR Officer or use the anonymous reporting feature through Alert-line at either 877-874-8416 or by visiting http://homebancshares.alertline.com/gcs/welcome. Contact the Chief HR Officer particularly to report matters related to employment practices, harassment, discrimination, disrespect in the workplace, workplace behavior or Human Resources policies. The Chief HR Officer will review all reports and conduct investigations when appropriate.

To report violations of applicable laws, rules, or regulations or to report concerns relating to fraud, accounting, internal accounting controls, or auditing matters, you may contact the Alert-line. Complaints through Alert-line may be made confidentially. You may also report concerns regarding accounting, internal accounting controls or auditing matters in writing by following the procedures outlined in the Company’s Whistleblower Policy.

      B.    Review and Investigation of Reports

Any individual involved in any capacity in an investigation of a possible violation of any law, rule or regulation, or any provision of this Code should maintain the confidentiality of the investigation and should not discuss the subject matter of the investigation with anyone other than those participating in the investigation, unless required by law or when seeking their own legal advice, if necessary.

In the case of a Director or Officer, the Company’s Legal Counsel will review the information reported and determine whether a violation of the Code has occurred or whether the information should otherwise be reported to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall investigate the allegation further and determine whether to refer the matter to the full Board of Directors for enforcement.  The Board of Directors has the sole ability to enforce the Code with respect to Directors or Officers.

In the case of an Employee, the COO, the Chief HR Officer or the Employee’s supervisor will review the information reported and determine whether a violation of the Code has occurred and will make reports to such appropriate persons as are necessary to take any discipline needed.

C. Consequences of Failure to Comply

1. If a Director, Officer, or Employee violates this Code, fails to properly report a violation of this Code, or intentionally submits a false report, he/she will be subject to discipline. The discipline imposed will vary depending on the nature, severity, and frequency of the violation, as well as the status of the person involved. Discipline will be imposed for violations of the Code, failure to report violations, and withholding relevant and material information concerning violations.

2.The following disciplinary actions may be imposed, as appropriate:

a. Verbal Warning

b. Written Warning

c. Written Reprimand

d. Probation

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e. Suspension

f. Termination or Removal

3.Offenders may also be subject to criminal prosecution and civil liability, including paying the Company or other injured parties for their loss.

D. Non-Retaliation Policy

1. We value clear and open communication and respect the contributions of all Employees. You will not be retaliated against for providing information in good faith and in accordance with this Code that you reasonably believe relates to unethical acts and/or violations of laws, rules or regulations. Retaliatory conduct includes termination, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of your employment as a result of any such reporting.

2.Supervisors are held accountable for the retaliatory behavior of Employees under their supervision. Employees who engage in retaliation against a colleague who has raised a concern or question in good faith and in accordance with this Code are subject to disciplinary action, up to and including termination of employment of other relationship with the Company. If you believe you have been retaliated against, please report such retaliatory behavior to the Chief HR Officer, the Company’s Legal Counsel or anonymously through Alert-line at 877-874-8416 or http://homebancshares.alertline.com/gcs/welcome.

VI. Policy Review and Approval

In an effort to promote a consistent and enterprise-wide approach to policy development and revision, each policy will require review and approval by the Enterprise Risk Management Committee (“ERMC”) prior to its submission to the Board of Directors.  Additionally, ongoing review by the ERMC will take place at least annually, and more frequent reviews will be conducted as needed for any newly developed policies or changes to existing policies.

Approved by the HBI Board of Directors on January 22, 2021

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